CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198966 on Form S-8 of our report dated March 2, 2015, relating to the consolidated financial statements of Citizens Financial Group, Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 2, 2015